Exhibit 99.1

K2M Group Holdings, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

Leesburg, VA, February 28, 2018 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the “Company” or “K2M”), a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance™, today reported financial results for its fourth quarter and fiscal year ended December 31, 2017.
Fiscal Year 2017 Financial Summary:

•	Total fiscal year 2017 revenue of $258.0 million, up 9% year-over-year on both a reported basis and on a constant currency basis.

•	Domestic fiscal year 2017 revenue of $197.3 million, up 9% year-over-year, comprised of:

◦	U.S. Complex Spine growth of 8% year-over-year

◦	U.S. Minimally Invasive Surgery (MIS) growth of 16% year-over-year

◦	U.S. Degenerative growth of 8% year-over-year

•	International fiscal year 2017 revenue of $60.7 million, up 9% year-over-year, or 10% on a constant currency basis.

•	Net loss of $37.1 million for fiscal year 2017, compared to a net loss of $41.7 million in prior year.

•	Adjusted EBITDA loss of $0.7 million for fiscal year 2017, compared to Adjusted EBITDA of $1.4 million in the prior year.
Fourth Quarter 2017 Financial Summary:

•	Total fourth quarter revenue of $67.8 million, up 10% year-over-year on a reported basis and 9% on a constant currency basis.

•	Domestic fourth quarter revenue of $51.9 million, up 9% year-over-year, comprised of:

◦	U.S. Complex Spine growth of 12% year-over-year

◦	U.S. Minimally Invasive Surgery (MIS) growth of 11% year-over-year

◦	U.S. Degenerative growth of 6% year-over-year

•	International fourth quarter revenue of $15.9 million, up 13% year-over-year, and 10% on a constant currency basis.

•	Net loss of $8.7 million for the fourth quarter, compared to a net loss of $12.5 million in the comparable quarter last year.

•	Adjusted EBITDA loss of $1.9 million for the fourth quarter, compared to Adjusted EBITDA loss of $28,000 in the comparable quarter last year.
Fourth Quarter Product Introductions and Strategic Highlights:

•
On October 4, 2017, the Company announced that President and Chief Executive Officer Eric Major had been elected Chairman of the Company's Board of Directors, effective immediately. Major succeeded Dan Pelak, who assumed the role of Independent Lead Director after serving as Chairman since 2010.

•
On October 23, 2017, the Company announced that it has acquired from Cardinal Spine, a privately held medical device company, the PALO ALTO® Cervical Static Corpectomy Cage System. PALO ALTO, a cervical vertebral body replacement device, is the first and only static corpectomy cage in the world to receive a cervical 510(k) clearance from the FDA. In addition to PALO ALTO, K2M has also acquired the associated intellectual property and product inventory.

•
On October 25, 2017, the Company announced a global compatibility and co-marketing agreement with Brainlab. The two companies will collaborate in the commercial release of future navigated K2M spinal systems, which would be compatible with Brainlab spinal navigation systems.

•
On November 30, 2017, the Company announced the completion of 300 surgical cases using the RHINE™ Cervical Disc System*. The RHINE Cervical Disc System* is an artificial disc replacement that features a one-piece compressible polymer core design with dome-shaped, plasma-coated endplates and a central-split keel.

•
On December 20, 2017, the Company announced that it received a CE Mark for its CAPRI® Cervical 3D Expandable Corpectomy Cage System* featuring Lamellar 3D Titanium Technology™ and the successful completion of its first surgical case. * These products are intended for export and not sold or offered for sale in the United States.

"Our financial results for calendar year 2017 reflect total revenue growth of approximately 9% year-over-year, above the high-end of our guidance range," said Chairman, President, and Chief Executive Officer, Eric Major. "We delivered approximately 9% growth in the United States in 2017-well above-market growth rates-driven by solid execution against our strategic goal of increasing market share by introducing new and innovative spinal implant solutions and expanding our distribution footprint.

We have supplemented this organic growth activity with exciting product introductions in both the complex spine and degenerative categories. Looking out to 2018, we are excited about the opportunity of our first-of-its-kind MOJAVE™ PL 3D Expandable Interbody System featuring Lamellar 3D Titanium Technology and our YUKON™ OCT Spinal System that can be used with the PALO ALTO Cervical Static Corpectomy Cage System, the first and only static corpectomy cage in the world to receive a cervical 510(k) clearance. We also announced an important strategic collaboration with Brainlab, one of the world's leading imaging and navigation companies, that we believe will represent additional implant sales opportunities in the second half of 2018. Our Brainlab collaboration will complement our recent launches of the BACS® platform and the EVEREST® Minimally Invasive XT Spinal System.”
Mr. Major continued, "We remain confident in our ability to drive above-market growth in the U.S., fueled by our continued focus on leading the spine market by introducing new and innovative spinal implant solutions to help surgeons care for patients around the world who suffer from debilitating spinal pathologies. We have introduced our 2018 guidance expectations for revenue growth of 9% to 10% with improved profitability."
Fourth Quarter 2017 Financial Results

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$51,856	$47,669	$4,187	8.8%	8.8%
International	$15,945	$14,122	$1,823	12.9%	9.8%
Total Revenue:	$67,801	$61,791	$6,010	9.7%	9.0%
Total revenue for the fourth quarter of 2017 increased $6.0 million, or 9.7%, to $67.8 million, compared to $61.8 million for the fourth quarter of 2016. Total revenue increased 9% year-over-year on a constant currency basis. The increase in revenue was primarily driven by higher sales volume from domestic new surgeon users and newer product offerings, and increased set investments by our distribution partners in Australia and Denmark.
Revenue in the United States increased $4.2 million, or 8.8% year-over-year, to $51.9 million, and international revenue increased $1.8 million, or 12.9% year-over-year, to $15.9 million. Fourth quarter 2017 international revenue increased 10% year-over-year on a constant currency basis. Foreign currency exchange positively impacted fourth quarter international revenue by $0.4 million, representing approximately 73 basis points of 2017 international growth year-over-year.
The following table represents domestic revenue by procedure category.

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2017	2016	$ Change	% Change

Complex Spine	$20,004	$17,934	$2,070	11.5%
Minimally Invasive	8,906	8,058	848	10.5%
Degenerative	22,946	21,677	1,269	5.9%
U.S Revenue:	$51,856	$47,669	$4,187	8.8%
By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 38.6%, 17.2% and 44.2% of U.S. revenue, respectively, for the three months ended December 31, 2017.
Gross profit for the fourth quarter of 2017 increased 13.6% to $43.6 million, compared to $38.4 million for the fourth quarter of 2016. Gross margin was 64.3% for the fourth quarter of 2017, compared to 62.1% for the prior year period. Gross profit includes amortization expense on investments in surgical instruments of $3.6 million, or 5.3% of sales, for the three months ended December 31, 2017, compared to $3.6 million, or 5.8% of sales, for the comparable period last year.
Operating expenses for the fourth quarter of 2017 increased $4.7 million, or 9.9%, to $52.5 million, compared to $47.7 million for the fourth quarter of 2016. The increase in operating expenses was driven primarily by a $4.9 million increase in sales and marketing expenses, compared to the comparable period last year. The Company increased the number of domestic sales agencies who represent our products in the United States by nine agencies to a total of 109 independent sales agencies, an increase of 9% sequentially. In addition, the Company’s U.S. and non-U.S. direct sales employees remained flat at 158 employees, despite active management of this group.
Loss from operations for the fourth quarter of 2017 decreased $0.5 million to $8.9 million compared to a loss from operations of $9.4 million for the comparable period last year. Loss from operations included intangible amortization of $0.2 million for the three months ended December 31, 2017, compared to $2.6 million for the comparable period last year. The Company recorded approximately $1.4 million in non-recurring accruals primarily reflecting legal and administrative expenses updated in 2018 and inventory adjustments.
Total other expenses for the fourth quarter of 2017 decreased $1.6 million to $1.5 million, compared to $3.1 million last year. The decrease in other expense, net, was primarily attributable to a unrealized gain of $0.3 million from foreign currency remeasurement on intercompany payable balances, compared to unrealized loss of $1.3 million in the comparable period last year.
Net loss for the fourth quarter of 2017 was $8.7 million, or $0.20 per diluted share, compared to a loss of $12.5 million, or $0.30 per diluted share, for the fourth quarter of 2016.
Fiscal Year 2017 Financial Results

	Year Ended December 31,		Increase / Decrease
($ in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$197,312	$181,078	$16,234	9.0%	9.0%
International	60,719	55,556	5,163	9.3%	9.7%
Total Revenue:	$258,031	$236,634	$21,397	9.0%	9.1%
For the fiscal year 2017, total revenue increased $21.4 million, or 9.0%, to $258.0 million, compared to $236.6 million for the fiscal year 2016. Total revenue increased 9.1% year-over-year on a constant currency basis. U.S. revenue increased $16.2 million, or 9.0%, to $197.3 million, compared to $181.1 million last year. International revenue increased $5.2 million, or 9.3%, to $60.7 million, compared to $55.6 million last year. International revenue increased 9.7% year-over-year on a constant currency basis.
The following table represents domestic revenue by procedure category.

	Year Ended December 31,		Increase / Decrease
($ in thousands)	2017	2016	$ Change	% Change

Complex Spine	$77,529	$71,915	$5,614	7.8%
Minimally Invasive	33,257	28,711	4,546	15.8%
Degenerative	86,526	80,452	6,074	7.5%
U.S Revenue:	$197,312	$181,078	$16,234	9.0%
Sales in our complex spine, MIS and degenerative categories represented 39.3%, 16.9% and 43.9% of U.S. revenue, respectively, for the fiscal year 2017.
As of December 31, 2017, we had cash and cash equivalents of $24.0 million as compared to $45.5 million as of December 31, 2016. We had working capital of $99.6 million as of December 31, 2017 as compared to $115.9 million as of December 31, 2016.
At December 31, 2017, outstanding long-term indebtedness included the carrying value of the Convertible Senior Notes of $39.2 million and the capital lease obligation of $33.8 million. The Company had unused capacity on its revolving credit facility of $49.0 million and no borrowings outstanding as of December 31, 2017.
2018 Outlook
The Company is providing fiscal year 2018 revenue guidance expectations of:

•
Total revenue on an as reported basis in the range of $280.0 million to $284.0 million, representing growth of 9% to 10% year-over-year, compared to total revenue of $258.0 million in fiscal year 2017.

◦	The Company expects growth in its U.S. business of approximately 10% to 11% year-over-year in 2018.

◦	The Company expects growth in its International business of approximately 5% to 7% year-over-year in 2018.

◦	Assuming current currency rates remain similar for the rest of the year, the Company expects currency to have a positive impact on total revenue in 2018 of approximately $2 million.
The Company is providing fiscal year 2018 guidance expectations for net loss and Adjusted EBITDA. The Company expects:

•	Total net loss of $34.0 million to $30.0 million, compared to net loss of $37.1 million in fiscal year 2017.

•	Adjusted EBITDA benefit in the range of $4.0 million to $8.0 million, compared to Adjusted EBITDA loss of $740,000 in fiscal year 2017.
Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 28th to discuss the results of the fourth quarter and fiscal year 2017, and to host a question and answer session. Those who would like to participate may dial 844-579-6824 (734-385-2616 for international callers) and provide access code 3754359 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 3754359. The webcast will be archived on the investor relations section of the Company's website.
About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Since its inception, K2M has designed, developed, and commercialized innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most complicated spinal pathologies. K2M has leveraged these core competencies into Balance ACS®, a platform of products, services, and research to help surgeons achieve three-dimensional spinal balance across the axial, coronal, and sagittal planes, with the goal of supporting the full continuum of care to facilitate quality patient outcomes. The Balance ACS platform, in combination with the Company's technologies, techniques and leadership in the 3D-printing of spinal devices, enable K2M to compete favorably in the global spinal surgery market. For more information, visit www.K2M.com and connect with us on Facebook, Twitter, Instagram, LinkedIn and YouTube.
Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance.  Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects.  In some cases, you can identify these forward-looking statements by the use of words such as, “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.  Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability in the future; our ability to demonstrate to spine surgeons the merits of our products and retain their use of our products; pricing pressures and our ability to compete effectively generally in our industry; collaboration and consolidation in hospital purchasing; inadequate coverage and reimbursement for our products from third-party payers; lack of long-term clinical data supporting the safety and efficacy of our products; dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect to our products; proliferation of physician-owned distributorships in the industry; decline in the sale of certain key products; loss of key personnel; our ability to enhance our product offerings through research and development; our ability to manage expected growth; our ability to successfully acquire or invest in new or complementary businesses, products or technologies; our ability to educate surgeons on the safe and appropriate use of our products; costs associated with high levels of inventory; impairment of our goodwill and intangible assets; disruptions to our corporate headquarters and operations facilities or critical information technology systems, distributors or surgeon users; our ability to ship a sufficient number of our products to meet demand; our ability to strengthen our brand; fluctuations in insurance cost and availability; our ability to comply with extensive governmental regulation within the United States and foreign jurisdictions; our ability  to maintain or obtain regulatory approvals and clearances within the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; recalls or serious safety issues with our products; enforcement actions by regulatory agencies for improper marketing or promotion; misuse or off-label use of our products; delays or failures in clinical trials and results of clinical trials; legal restrictions on our procurement, use, processing, manufacturing or distribution of allograft bone tissue; negative publicity concerning methods of tissue recovery and screening of donor tissue; costs and liabilities relating to environmental laws and regulations; our failure or the failure of our agents to comply with fraud and abuse laws; U.S. legislative or Food and Drug Administration regulatory reforms; adverse effects of medical device tax provisions; potential tax changes in jurisdictions in which we conduct business; our ability to generate significant sales; potential fluctuations in sales volumes and our results of operations over the course of the year; uncertainty in future capital needs and availability of capital to meet our needs; our level of indebtedness and the availability of borrowings under our credit facility; restrictive covenants and the impact of other provisions in the indenture governing our convertible  senior notes and our credit facility;  continuing worldwide economic instability; our ability to protect our intellectual property rights; patent litigation and product liability lawsuits; damages relating to trade secrets or non-competition or non-solicitation agreements; risks associated with operating internationally; fluctuations in foreign currency exchange rates; our ability to comply with the Foreign Corrupt Practices Act and similar laws; our ability to implement and maintain effective internal control over financial reporting; potential volatility in our stock price; our lack of current plans to pay cash dividends; increased costs and additional regulations and requirements as a result of no longer qualifying as an emerging growth company as of December 31, 2017; potential dilution by the future issuances of additional common stock in connection with our incentive plans, acquisitions or otherwise; anti-takeover provisions in our organizational documents and our ability to issue preferred stock without shareholder approval; potential limits on our ability to use our net operating loss carryforwards; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC and our Quarterly Report filed with the SEC on November 1, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Unless specifically stated otherwise, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.
Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$23,964	$45,511
Accounts receivable, net	50,474	46,430
Inventory, net	71,424	61,897
Prepaid expenses and other current assets	7,842	6,147
Total current assets	153,704	159,985
Property, plant and equipment, net	49,200	50,714
Surgical instruments, net	26,250	24,810
Goodwill	121,814	121,814
Intangible assets, net	18,899	22,758
Other assets	3,260	3,444
Total assets	$373,127	$383,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$1,122	$973
Accounts payable	20,495	15,367
Accrued expenses	22,233	15,673
Accrued payroll liabilities	10,214	12,068
Total current liabilities	54,064	44,081
Convertible senior notes	39,176	36,894
Capital lease obligation, net of current maturities	33,812	34,933
Deferred income taxes, net	3,360	5,017
Other liabilities	316	1,032
Total liabilities	130,728	121,957

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 43,389,576 and 42,291,352 shares issued and 43,373,611 and 42,282,741 shares outstanding, respectively	43	42
Additional paid-in capital	491,012	474,512
Accumulated deficit	(249,221)	(211,081)
Accumulated other comprehensive income (loss)	876	(1,771)
Treasury stock, at cost, 15,965 and 8,611 shares, respectively	(311)	(134)
Total stockholders’ equity	242,399	261,568
Total liabilities and stockholders’ equity	$373,127	$383,525

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$67,801	$61,791	$258,031	$236,634
Cost of revenue	24,223	23,431	88,649	82,178
Gross profit	43,578	38,360	169,382	154,456
Operating expenses:
Research and development	6,077	5,558	22,247	21,547
Sales and marketing	32,101	27,244	123,374	111,376
General and administrative	14,281	14,921	57,218	56,264
Total operating expenses	52,459	47,723	202,839	189,187
Loss from operations	(8,881)	(9,363)	(33,457)	(34,731)
Other expense, net:
Foreign currency transaction gain (loss)	284	(1,331)	1,802	(2,430)
Interest expense	(1,753)	(1,720)	(6,964)	(4,425)
Total other expense, net	(1,469)	(3,051)	(5,162)	(6,855)
Loss before income taxes	(10,350)	(12,414)	(38,619)	(41,586)
Income tax (benefit) expense	(1,602)	53	(1,474)	74
Net loss	$(8,748)	$(12,467)	$(37,145)	$(41,660)
Net loss per share:
Basic and diluted	$(0.20)	$(0.30)	$(0.87)	$(1.00)
Weighted average common shares outstanding:
Basic and diluted	43,070,509	41,995,284	42,739,525	41,729,013

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2017	2016
Operating activities
Net loss	$(37,145)	$(41,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,785	29,212
Provision for inventory reserve	4,371	5,572
Provision for allowance for doubtful accounts	347	68
Stock-based compensation	5,932	6,956
Accretion of discounts and amortization of issuance costs of convertible senior notes	2,358	1,604
Deferred income taxes	(1,657)	(33)
Other	(14)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,834)	(9,381)
Inventory	(6,965)	(3,439)
Prepaid expenses and other assets	(9,741)	(10,256)
Accounts payable, accrued expenses, and accrued payroll liabilities	5,750	8,059
Net cash used in operating activities	(12,813)	(13,298)
Investing activities
Purchase of surgical instruments	(11,066)	(12,275)
Purchase of property, plant and equipment	(3,920)	(17,439)
Changes in cash restricted for leasehold improvements	61	6,608
Purchase of intangible assets	(2,958)	(1,307)
Net cash used in investing activities	(17,883)	(24,413)
Financing activities
Borrowings on bank line of credit	—	19,500
Payments on bank line of credit	—	(19,500)
Proceeds from issuance of convertible senior notes, net of issuance costs	—	47,108
Principal payments under capital lease	(973)	(219)
Issuances and exercise of stock-based compensation benefit plans, net of income tax	9,397	2,244
Net cash provided by financing activities	8,424	49,133
Effect of exchange rate changes on cash and cash equivalents	725	(557)
Net change in cash and cash equivalents	(21,547)	10,865
Cash and cash equivalents at beginning of period	45,511	34,646
Cash and cash equivalents at end of period	$23,964	$45,511

Significant non-cash investing activities
Leasehold improvements, including property under capital lease	$—	$171
Additions to property, plant and equipment	$250	$—

Significant non-cash financing activities
Capital lease obligation	$—	$1,708
Accretion of discount on convertible senior notes	$2,281	$807

Cash paid for:
Income taxes	$168	$159
Interest	$2,231	$382

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)
Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance.  Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The Company also believes that these measures are useful to its management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period.  We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments.  The Company presentsAdjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization.
Adjusted EBITDA represents net loss plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss.
The Company presents Adjusted EBITDA because it believes it is a useful indicator of the Company’s operating performance.  Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.  In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized.  In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that the Company’s future results will be unaffected by any such adjustments.  Management compensates for these limitations by primarily relying on its GAAP results in addition to using Adjusted EBITDA supplementally.  The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

$ in thousands	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross Profit	$43,578	$38,360	$169,382	$154,456
Surgical instrument amortization	3,605	3,575	14,130	13,725
Adjusted Gross Profit (a Non-GAAP Measure)	$47,183	$41,935	$183,512	$168,181

$ in thousands	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation from Net Loss to Adjusted EBITDA
Net loss	$(8,748)	$(12,467)	$(37,145)	$(41,660)
Interest expense	1,753	1,720	6,964	4,425
Income tax (benefit) expense	(1,602)	53	(1,474)	74
Depreciation and amortization	5,361	7,760	26,785	29,212
Stock-based compensation expense	1,610	1,575	5,932	6,956
Foreign currency transaction (gain) loss	(284)	1,331	(1,802)	2,430
Adjusted EBITDA (a Non-GAAP Measure)	$(1,910)	$(28)	$(740)	$1,437
The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2018 guidance:

Year Ended December 31,
2,018
Net loss	$(32,000)
Interest expense	8,500
Income tax expense	100
Depreciation and amortization	23,000
Stock-based compensation expense.	6,400
Foreign currency transaction gain	—
Adjusted EBITDA	$6,000
The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of $4.0 million to $8.0 million for 2018.